Exhibit 5.5

CGG Marine Resources Norge AS O. H. Bangs vei 70 1363 Høvik	Oslo, September 27, 2011 Ref: M2462780/2/115160-003/ETH Lawyer in charge: Erik Ramm LEGAL OPINION

Dear Sirs

RE: CGG MARINE RESOURCES NORGE AS’s (THE “NORWEGIAN GUARANTOR”) GUARANTEE (THE “GUARANTEE”) OF USD 650,000,000 6.500% SENIOR NOTES DUE 2021 (THE “NOTES”) OF COMPAGNIE GÉNÉRALE DE GEOPHYSIQUE (THE “ISSUER”)

1.	INTRODUCTION

We have acted as your special Norwegian counsel in connection with the registration of the Notes and the Guarantee under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer to exchange the Notes and the Guarantee for USD 650,000,000 aggregate principal amount of 6.500% Senior Notes due 2021 and the Norwegian Guarantor’s guarantee thereof, which were originally issued on 31 May 2011.

2.	DOCUMENTS

In rendering the opinions set out below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	an indenture dated as of 31 May, 2011 and made between the Issuer and certain other parties thereto (the “Indenture”);

(b)	the form of the Notes (including the form of endorsement thereon of the Guarantee thereof by the Norwegian Guarantor);

(c)	the articles of association of the Norwegian Guarantor;

(d)	the certificate of registration of the Norwegian Guarantor;

(e)	a director’s certificate dated 31 May, 2011 signed by Mr. Rolf Erik Rolfsen chairman of the board of directors of the Norwegian Guarantor as of the date thereof;

(f)	a copy of a resolution by the board of directors of the Norwegian Guarantor authorising the Norwegian Guarantor’s execution and delivery of the Documents and authorising a person or persons to sign the Documents; and

(g)	a letter dated 27 September 2011 from the Norwegian Register of Bankruptcies.

Wiersholm

3.	ASSUMPTIONS

In giving this opinion we have assumed:

(a)	that we shall express no opinion as to any laws other than the laws of Norway in force at the date hereof.

(b)	the authenticity and completeness of all documents submitted to us as originals.

(c)	that all photocopies reviewed by us are in conformity with the originals thereof and that all translations of documents reviewed by us in translated form are true and accurate.

(d)	that any signatures on the documents reviewed by us are genuine.

(e)	that the Norwegian Guarantor has not passed a voluntary resolution and that no petition has been presented to or order made by a court for the winding-up, composition proceedings, bankruptcy or commencement of debt negotiations of the Norwegian Guarantor. According to the letter from the register described in Clause 2(g) above, no bankruptcy proceedings have been registered against the Norwegian Guarantor as at 10:25 on 27 September 2011 and according to a verbal confirmation from the local bankruptcy court, no petitions for the bankruptcy of the Norwegian Guarantor have been scheduled for hearing with the bankruptcy court as at the end of business on 23 September 2011.

(f)	that there have been no amendments to the certificate of registration and articles of association of the Norwegian Guarantor as compared to the form provided to us in connection with the giving of this opinion.

(g)	that the board resolutions presented to us in connection with the giving of this opinion were duly passed at a properly convened board meeting of the Norwegian Guarantor and that a duly qualified quorum of board members voted in favour of approving the resolutions and that the resolutions have not been amended or rescinded and are in full force and effect at the date hereof.

(h)	that the regulations relating to financial assistance applicable under French law, being the corporate law applicable to the Issuer, correspond to or are more stringent than the relevant Norwegian regulations, which are contained in Section 8-7, cf. Sections 1-3 and 1-4 of the Norwegian Limited Liability Companies Act of 1997.

4.	OPINIONS

Based upon and subject to the foregoing we are of the opinion that:

4.1	Status

The Norwegian Guarantor is a limited liability company (in Norwegian: “aksjeselskap”), duly registered and validly existing under the laws of Norway, with full power and authority (corporate and other) to enter into and perform all of its obligations under the Indenture and the Guarantee.

4.2	Due Authorisation

(a)	The Indenture has been duly authorised, executed and delivered by the Norwegian Guarantor.

Wiersholm

(b)	The execution and delivery of the Guarantee to be endorsed on the Notes by the Norwegian Guarantor has been duly authorised by the Norwegian Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and the Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

for Wiersholm, Mellbye & Bech, advokatfirma AS

/s/ Erik Ramm Erik Ramm	/s/ Kaare P. Sverdrup Kaare P. Sverdrup

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